SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

CORTEX PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CORTEX PHARMACEUTICALS, INC.

15231 Barranca Parkway

Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 14, 2008

To the Stockholders of Cortex Pharmaceuticals, Inc.:

The Annual Meeting of Stockholders of Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held at the Fairmont Newport Beach Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on Wednesday, May 14, 2008 at 10:30 a.m. Pacific Daylight Time, to consider and vote on the following matters described in the attached proxy statement:

(1) The election of nine (9) directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified (Proposal 1);

(2) The approval (recommended by the Board of Directors) of an Amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of the Company’s Common Stock from 75,000,000 to 105,000,000, which is critical for financing future operations of the Company, including potential corporate partnering arrangements that may include an equity position in the Company as part of such agreement (Proposal 2);

(3) The ratification of the appointment of Haskell & White LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2008 (Proposal 3); and

(4) Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 28, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any postponement and adjournment thereof. The stock transfer books will not be closed.

The Board of Directors welcomes the personal attendance of stockholders at the meeting. However, please sign and return the enclosed proxy, which you may revoke at any time prior to its use, whether or not you expect to attend the meeting. A self-addressed, postage prepaid envelope is enclosed for your convenience. Your proxy will not be used if you attend the meeting and choose to vote in person.

By Order of the Board of Directors

Maria S. Messinger, CPA Secretary

Irvine, California

April 9, 2008

CORTEX PHARMACEUTICALS, INC.

15231 Barranca Parkway

Irvine, California 92618

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 14, 2008

10:30 a.m.

Solicitation and Revocation of Proxies

The accompanying proxy is solicited by and on behalf of the Board of Directors of Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the Company will bear the cost of such solicitation. Solicitation of proxies will be primarily by mail, although some of the officers, directors and employees of the Company may solicit proxies personally or by telephone. The Company has retained Georgeson Inc. (“GS”) as its proxy solicitation agent, and has agreed to pay GS a fee of $7,500 plus out of pocket expenses. The Company also will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in sending proxy materials to their principals.

The person named as proxy was designated by the Board of Directors and is a director of the Company. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR the election as directors of the nominees proposed by the Board of Directors, FOR the approval of an Amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 75,000,000 to 105,000,000, and FOR the ratification of Haskell & White LLP as the Company’s independent registered public accountants.

Any stockholder may revoke a proxy at any time before it is voted at the meeting by a proxy bearing a later date. A proxy may also be revoked by any stockholder by delivering written notice of revocation to the Secretary of the Company or by voting in person at the meeting.

This proxy statement and proxy are being mailed to stockholders of the Company on or about April 9, 2008.

Voting at the Meeting

Only record holders of Common Stock of the Company at the close of business on March 28, 2008, will be entitled to notice of, and to vote at, the meeting. As of the record date, there were             shares of the Company’s Common Stock outstanding. The presence at the meeting of a majority of the outstanding shares, in person or by proxy relating to any matter to be acted upon at the meeting, is necessary to constitute a quorum for the meeting. Each outstanding share is entitled to one vote on all matters, except as noted below. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who vote for or against, abstain or withhold their vote from a matter, including broker non-votes, are considered stockholders who are present and entitled to vote and count toward the quorum. As used herein, “broker non-vote” means the votes that are not cast on the matter in question by a broker with respect to shares because (i) the broker has not received voting instructions from the beneficial owner on such matter and (ii) such broker lacks discretionary voting authority to vote the shares on such matter. Brokers holding shares of record for beneficial owners generally are entitled to exercise their discretion to vote on the proposals included in this proxy statement unless they receive other instructions from their customers. The effect of proxies marked “withheld” as to any director nominee or “abstain” as to a particular proposal and broker non-votes on proposals 1, 2 and 3 is discussed under each respective proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The persons named in the enclosed proxy will vote to elect the nine (9) proposed nominees named below unless contrary instructions are given in the proxy. The election of directors shall be by the affirmative vote of the holders of a plurality of the shares voting in person or by proxy at the meeting. Each director is to hold office until the next annual meeting and until his successor is elected and qualified.

The names and certain information concerning the persons nominated by the Board of Directors to become directors at the meeting are set forth below. Each of the proposed nominees currently serves as a member of the Board of Directors. The Company’s Board of Directors recommends that you vote FOR the election of each of the nominees named below. It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy. Broker non-votes and proxies marked “withheld” as to one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. Although each of the persons named below has consented to serve as a director if elected and the Board of Directors has no reason to believe that any of the nominees named below will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors.

Nominees for Director

The names of the nominees for director and certain biographical information about them are set forth below:

Name	Age	Director Since	Principal Occupation
Robert F. Allnutt (1)(3)	72	1995	Senior Counselor, APCO Worldwide, Inc.
John F. Benedik (2)(3)	60	2005	Retired Senior Partner, Arthur Andersen LLP
Charles J. Casamento (1)(2)	62	1997	Principal and Executive Officer, The Sage Group, Inc.
Carl W. Cotman, Ph.D. (4)	68	1991	Professor of Neurology and Neurobiology and Behavior, University of California at Irvine; Co-Founder, Scientific Director and Consultant to the Company
Peter F. Drake, Ph.D. (2)(3)	54	2003	Managing General Partner, Mayflower Partners
M. Ross Johnson, Ph.D. (1) (4)	63	2002	President and Chief Executive Officer, Parion Sciences, Inc.
Roger G. Stoll, Ph.D.	65	2002	Chairman, President and Chief Executive Officer of the Company
Gary D. Tollefson, M.D., Ph.D. (4)	57	2004	Chief Executive Officer, Orexigen Therapeutics; Consultant to the Company
Mark A. Varney, Ph.D. (4)	41	2007	Chief Scientific Officer and Chief Operating Officer of the Company

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Member of Governance and Nominations Committee
(4)	Member of Research and Development Committee

Robert F. Allnutt has been a director since December 1995 and served as Chairman of the Board from February 1999 until the appointment of Roger G. Stoll, Ph.D. in August 2002. Since February 1995, Mr. Allnutt has been a senior counselor for APCO Worldwide, Inc., a public affairs and strategic communications company. Mr. Allnutt was Executive Vice President of the Pharmaceutical Manufacturers Association from 1985 until 1995 and was Vice President for Governmental Relations of Communications

Satellite Corporation from 1984 until 1985. Prior to 1984, Mr. Allnutt held numerous positions in the Federal Government for 25 years, including 15 years at NASA, where his positions included Associate Deputy Administrator, the third ranking position in the agency headquarters. Mr. Allnutt currently serves as member of the board of directors and Vice Chair of the American Hospice Foundation. He previously served as a director of several pharmaceutical-related public and private companies, and of numerous charitable organizations including the National Health Council, the National Council on Aging, the National Medals of Science and Technology Foundation, and the NASA Alumni League. Mr. Allnutt holds a B.S. in Industrial Engineering from the Virginia Polytechnic Institute and J.D. (with distinction) and L.L.M. degrees from George Washington University.

John F. Benedik was appointed to the Board of Directors of the Company in December 2005. From 1970 to May 2003, Mr. Benedik served with Arthur Andersen LLP, being admitted to the firm’s partnership in 1980. During his tenure with Arthur Andersen LLP, Mr. Benedik held a number of positions, including Division Head for the Consumer Products and Services audit division of the New York area offices from 1994 to 1998, Managing Partner of the New Jersey office from 1999 to 2002 and Practice Director of the New York area offices from 1998 to 2002. From September 2002 to May 2003, Mr. Benedik was a Managing Director of Arthur Andersen LLP. He currently serves as a board member and treasurer of the American Conference on Diversity. Mr. Benedik, a Certified Public Accountant in New York and New Jersey, received a B.A. in English from Fordham College and an M.B.A from the Columbia University Graduate School of Business.

Charles J. Casamento has served as a director of the Company since July 1997. Since May 2007, Mr. Casamento has been a Principal and Executive Officer of The Sage Group, Inc., a provider of strategic and transactional assistance to healthcare companies in the pharmaceutical, diagnostic, medical device, biotechnology and life science fields. From October 2004 to April 2007, Mr. Casamento was President and Chief Executive Officer of Osteologix, Inc. a publicly held pharmaceutical company that develops products for potential use in treating osteoporosis. From 1999 to August 2004, Mr. Casamento served as Chairman of the Board, President and Chief Executive Officer of Questcor Pharmaceuticals, Inc., a publicly held biopharmaceutical company. Mr. Casamento formerly served as RiboGene, Inc.’s Chairman of the Board, President and Chief Executive Officer from 1993 through 1999 until it merged with Cypros to form Questcor. He was co-founder, President and Chief Executive Officer of Interneuron Pharmaceuticals, a biopharmaceutical company, from March 1989 until May 1993. Prior to that, Mr. Casamento has held senior management positions at a number of companies, including Senior Vice President, Pharmaceuticals and Strategic Planning for the Critical Care Division of American Hospital Supply; and finance, marketing and business development positions with Johnson & Johnson, Hoffman-LaRoche, Inc. and Sandoz Inc. Mr. Casamento also currently serves of the board of directors and as Chairman of the Audit Committee of Supergen, Inc., a publicly held pharmaceutical company. He holds a B.S. in Pharmacy from Fordham University, an M.B.A. from Iona College and is a licensed pharmacist in the states of New York and New Jersey.

Carl W. Cotman, Ph.D. is a co-founder of the Company. He has been a Scientific Director of and consultant to the Company since October 1987, served as a director of the Company from March 1989 to October 1990, and was reelected as a director in November 1991. Dr. Cotman is currently a Professor of Neurology and Neurobiology and Behavior at the University of California, Irvine where he also held various other teaching and research positions since he began his career there in 1968. Since 1995 he has also been the Director of the Institute for Brain Aging and Dementia at the University of California, Irvine. He chaired the Scientific Advisory Council of the Alzheimer’s Association and is a member of numerous professional associations and committees, including the National Institute of Aging Task Force and the

Bayer Consumer Care Nutrition Advisory Board. Dr. Cotman also serves on editorial boards such as the Journal of Alzheimer’s Disease and Other Dementias and has authored or co-authored nine books and over 670 articles in the fields of neurobiology, memory and cognition, and the basic mechanisms causing brain dysfunction in aging and the development of Alzheimer’s disease. Dr. Cotman received his B.A. in Chemistry from Wooster College, an M.A. in Analytical Chemistry from Wesleyan University, and a Ph.D. in Biochemistry from Indiana University.

Peter F. Drake, Ph.D. has served as a director of the Company since October 2003. Dr. Drake is currently the Managing General Partner of Mayflower Partners, a healthcare investment fund. From 1999 to 2002, he served as a Managing Director in the Equity Research Department of Prudential Securities, Inc., after Prudential acquired Vector Securities International, an investment banking firm co-founded by Dr. Drake in 1988. Vector specialized in raising capital for emerging healthcare companies and acted as an advisor in merger and alliance transactions in the healthcare area. Dr. Drake joined the investment banking firm of Kidder, Peabody & Co. as a Biotechnology Analyst in 1983, becoming a partner in 1986. He currently serves on the board of directors of Trustmark Insurance Co., a healthcare insurance provider, and The Alliance For Aging Research, a non-profit organization dedicated to supporting and accelerating medical discoveries to improve the experience of aging and health. He also serves on the boards of directors of Penwest Pharmaceuticals, a publicly traded drug delivery company, Sequoia Pharmaceuticals, a privately held biotechnology company, and Metamorphix, a privately held animal healthcare company. Dr. Drake received a B.A. degree in Biology from Bowdoin College and attended the Wharton School of Business at the University of Pennsylvania. After receiving his Ph.D. in Biochemistry and Neurobiology from Bryn Mawr College, he spent three years as a Senior Research Associate in the Department of Developmental Biology and Anatomy at Case Western Reserve University.

M. Ross Johnson, Ph.D. has served as a director of the Company since April 2002. Dr. Johnson is currently Chief Executive Officer, Chief Scientific Officer and President of Parion Sciences, Inc., a privately held pharmaceutical company that he co-founded in 1999. From 1995 to 1999, Dr. Johnson served as President, Chief Executive Officer and Chief Scientific Officer of Trimeris Inc., a pharmaceutical company that he took public in 1997. From 1987 to 1994, he served as Vice President of Chemistry at Glaxo Inc., where he was part of the original scientific founding team for Glaxo’s research entry into the United States. From 1971 to 1987, Dr. Johnson served in key scientific and research management positions with Pfizer Central Research. Dr. Johnson currently holds board positions with Parion Sciences, Inc. and Kainos Medicine as well as Advisory Board positions at the University of California at Berkeley College of Chemistry, the University of North Carolina Graduate School, the University of North Carolina Department of Chemistry and the Biomanufacturing Research Institute and Technology Enterprise (BRITE) Center for Excellence located at North Carolina Central University. Dr. Johnson is a named inventor on 118 U.S. patents, co-author of more than 60 publications and chapters and has over 130 invited and abstracted presentations to his credit. He received his B.S. in Chemistry from the University of California, Berkeley, and a Ph.D. in Organic Chemistry from the University of California, Santa Barbara.

Roger G. Stoll, Ph.D. has served as a director of the Company since April 2002 and became Chairman, President and Chief Executive Officer of the Company in August 2002. From 2001 to 2002, Dr. Stoll served as a consultant to the venture capital industry. From 1998 to January 2001, Dr. Stoll served as Executive Vice President at Fresenius Medical Care-North America, with responsibility for the Dialysis Products Division, Spectra Medical Services Division (diagnostic services), and the North American CIS group (computer information systems). From 1991 to 1998, he served as President and Chief Executive Officer of Ohmeda Inc., a pharmaceutical and medical products company with worldwide sales of approximately $1 billion. He also was a member of the board of directors of BOC Group, PLC, now part of

The Linde Group. From 1986 to 1991, Dr. Stoll served as a senior executive at Bayer AG, where he rose to the position of Executive Vice President and General Manager of the worldwide diagnostic business group that managed direct sales, manufacturing, research and development and services in over 60 countries. From 1976 to 1986, Dr. Stoll held positions of increasing responsibility at the American Critical Care division of American Hospital Supply Corporation (now Baxter), including President of American Critical Care from 1981 to 1986. He started his industrial career in 1972 at The Upjohn Company, where he conducted Phase I – IV clinical pharmacology studies in humans. Dr. Stoll serves on the board of directors of Chelsea Therapeutics, a publicly held company focusing on the acquisition, development and commercialization of products for the treatment of autoimmune diseases, inflammatory diseases and cancer. Dr. Stoll also serves on the Alumni Advisory Board for the School of Pharmacy for the University of Connecticut. He obtained his B.S. in pharmacy from Ferris State University and a Ph.D. in biopharmaceutics from the University of Connecticut. He also carried out post-doctoral studies in pharmacokinetics at the University of Michigan and has published over 30 scientific papers and contributed chapters in textbooks in the field of drug kinetics.

Gary D. Tollefson, M.D., Ph.D. has served as a director and consultant of the Company since April 2004. Dr. Tollefson currently is Chief Executive Officer of Orexigen Therapeutics, a publicly held biotechnology company. He is also a Clinical Professor of Psychiatry at the Indiana University School of Medicine, a position that he has held since April 2004, and a consultant in pharmaceutical product development and strategy for Consilium, Inc., a supplier of manufacturing execution systems software and services to the semiconductor and pharmaceutical industries. Prior to March 2004, Dr. Tollefson was employed as a senior executive at Eli Lilly & Company for nearly 14 years, until he elected to take an early retirement. As an employee of Eli Lilly & Company, Dr. Tollefson played a key strategic role in the development of the psychopharmacologic drugs Prozac®, Zyprexa®, Straterra®, Symbyax™ and Cymbalta®. Dr. Tollefson’s other career highlights include having served as Distinguished Lilly Research Scholar and Vice President Medical-Neuroscience; President, Neuroscience Products and Vice President, Lilly Research Laboratories. Prior to joining Lilly, he was Chairman of the Department of Psychiatry, St. Ramsey Medical Center, a University of Minnesota Teaching Affiliate Hospital. Dr. Tollefson received his B.S. (Psychology), M.D. and Ph.D. (Psychopharmacology) from the University of Minnesota. Dr. Tollefson conducted his internship at St. Paul-Ramsey Medical Hospital and residency in Psychiatry at the University of Minnesota Hospitals in Minneapolis. Dr. Tollefson is certified by the American Board of Neurology and Psychiatry and the National Board of Medical Examiners. He serves on the board of directors of Xenoport, Inc., a publicly held company focused on developing candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. He is a member of several medical societies including a Fellow in the American College of Neuropharmacology, the American Society of Clinical Psychopharmacology, American Psychiatric Association, Society for Biological Psychiatry, American Academy of Clinical Psychiatrists and the International Psychogeriatric Association. Dr. Tollefson serves as a journal reviewer for several medical and psychiatric journals. Dr. Tollefson has authored or co-authored over 200 peer-reviewed scientific publications, is an international speaker in medical education and been awarded 22 method of treatment patents.

Mark A. Varney, Ph.D. has served as a director since May 2007. Dr. Varney was appointed Chief Scientific Officer and Chief Operating Officer in January 2006. Prior to joining the Company, from June 2004 to January 2006, Dr. Varney held a senior level position at Sepracor, Inc., a publicly held pharmaceutical company where he was Vice President and Head of Discovery. From July 2003 to June 2004, Dr. Varney was Vice President of Drug Discovery at Bionomics, Ltd., a publicly held biotechnology company that focuses on drugs to treat cancer and disorders of the central nervous system. Prior to that, from October 1994 to September 1999, Dr. Varney held positions of increasing responsibilities over his five-year tenure at SIBIA Neurosciences, Inc., a biotechnology company including his most recent position as Director of Neuropharmacology. Upon the acquisition of SIBIA by Merck, Inc. in September 1999, he was appointed a Director at Merck’s San Diego facility until April 2003. Prior to SIBIA, he held research positions at Servier in France and Merck Sharp & Dohme in the U.K. Dr Varney received his B.Sc. in Biochemistry with honors from Surrey University, U.K. and completed his Ph.D. and postdoctoral training at Oxford University, U.K.

Executive Officers

Each executive officer of the Company serves at the discretion of the Board of Directors. The names of the Company’s executive officers and certain biographical information about them are set forth below:

Name	Age	Position with Company
Roger G. Stoll, Ph.D.	65	Chairman, President and Chief Executive Officer
Mark A. Varney, Ph.D.	41	Chief Scientific Officer and Chief Operating Officer
Pierre V. Trân, M.D., M.M.M.	48	Chief Medical Officer and Vice President, Clinical Development
Maria S. Messinger	40	Vice President, Chief Financial Officer and Corporate Secretary
James H. Coleman	66	Senior Vice President, Business Development
Steven A. Johnson	56	Vice President, Preclinical Development

The biographical summaries for Drs. Stoll and Varney have been presented earlier. There are no family relationships between any director or executive officer and any other director or executive officer.

Pierre V. Trân, M.D., M.M.M. was appointed Chief Medical Officer and Vice President, Clinical Development in October 2007. Prior to joining the Company, from September 2004 to October 2007, he was the senior vice president and chief medical officer of XenoPort, Inc. From 2002 to July 2004, Dr. Trân was global medical director, Joint Antidepressant Group, of Eli Lilly and Company. From 1992 to 2002, Dr. Trân was a physician in clinical research within the Neuroscience Group of Eli Lilly and Company. Dr. Trân received an M.D. from the Université de Franche-Comté (Besançon) in France and a Masters in Medical Management from Tulane University. He completed his residency training at Duke University and earned board certification in general adult psychiatry. Dr. Trân holds an academic appointment as Assistant Consulting Professor in the Department of Psychiatry of Duke University. Along with contributing to several books, he has extensive publications in peer-reviewed journals and has been a reviewer for the Journal of Clinical Psychiatry, the Journal of Clinical Psychopharmacology, Progress in Neuropsychopharmacology & Biological Psychiatry, and the Journal of Psychiatric Research. Dr. Trân is a member of the American Psychiatric Association and the Society of Biological Psychiatry.

Maria S. Messinger was appointed Vice President, Chief Financial Officer and Corporate Secretary of the Company in December 1999. She has served as Controller of the Company since September 1994. From August 1989 to September 1994, Ms. Messinger served in a progression of positions at Ernst & Young LLP, including her most recent position as an Audit Manager. She holds a B.A. from the School of Business Administration and Economics at California State University, Fullerton and is a Certified Public Accountant in California.

James H. Coleman was appointed Senior Vice President, Business Development in May 2000. Prior to joining the Company, Mr. Coleman was President and Senior Partner of Diversified Healthcare Management, Inc. (“DHM”), a biopharmaceutical and biotechnology consulting firm that he founded in 1997. From March 1999 to May 2000, the Company was a client of DHM. During 1996, Mr. Coleman served as Vice President of Commercial Development at CoCensys, Inc., a biotechnology company, where he directed strategic planning and external business development. Mr. Coleman was also employed as an executive at Pharmacia & Upjohn, Inc. for over 25 years, where he acquired extensive management expertise in new product development, global strategic marketing, sales, CNS research and clinical research trial methodologies. Mr. Coleman holds a B.S. in Applied Biology from the University of Rhode Island.

Steven A. Johnson, Ph.D., was appointed Vice President of Preclinical Development in January 2004 and appointed as an executive officer of the Company in January 2007. Dr. Johnson has served as Director, Clinical Research from 2000 to 2003, Director, Biological Research from 1995 to 2000, and Senior Scientist of the Company from 1994 to 1995. From 1989 to 1994, Dr. Johnson was a Research Assistant Professor in the School of Gerontology at the University of Southern California. Prior to that, he conducted research in the field of the molecular biology of development at the California Institute of Technology, and in the field of molecular biology of Alzheimer’s disease at the University of Southern California. A recipient of numerous federal, state and private grants, Dr. Johnson has published more than 50 scientific papers. He received his B.S. in Food Science from Oregon State University and his Ph.D. in Molecular Biology from Purdue University.

Scientific Consultants

In addition to Drs. Cotman and Tollefson, whose biographical summaries have been presented earlier, the other key scientific consultant to the Company is Gary S. Lynch, Ph.D. Arvid M. Carlsson, M.D., Ph.D. serves as a consultant to the Board of Directors.

Gary S. Lynch, Ph.D., 64, is a co-founder of the Company. He has been a Scientific Director of and consultant to the Company since October 1987 and served as a director of the Company from March 1988 to March 1989 and again from December 1994 to December 1995. Dr. Lynch has been a Professor in the Department of Psychiatry at the University of California, Irvine since 1981, and has held various other teaching and research positions at that University since 1969. Dr. Lynch has authored or co-authored nearly 600 research publications in the areas of neurobiology, cognition and memory. Dr. Lynch holds a B.A. from the University of Delaware and a Ph.D. from Princeton University. He is a co-founder of Synaptics, Inc., a publicly held company in the information technology industry, and Thuris Corporation, a privately held company focused on medical device solutions to aid in drug development and diagnosis of central nervous system disorders.

Arvid Carlsson, M.D., Ph.D., 85, has been a consultant to the Company since April 2002. A co-recipient of the 2000 Nobel Prize for Medicine, Dr. Carlsson is Professor Emeritus at the University of Göteborg, and is a member of the Swedish Academy of Sciences and a foreign affiliate of the U.S. National

Academy of Sciences. Dr. Carlsson has authored several hundred articles, which have helped to form the basis of modern neuropsychopharmacology. In 1975, he was elected as a Foreign Corresponding Fellow of The American College of Neuropsychopharmacology. In addition to the Nobel Prize, he has been the recipient of The Japan Prize in Psychology and Psychiatry, The Research Prize of the Lundbeck Foundation (Denmark) and the Lieber Prize (USA) for research in schizophrenia. He was also the recipient of the Legion of Honour (France). Dr. Carlsson’s memberships include Member of the Academia Europaea, Member of the Royal Swedish Academy of Sciences, Honorary Fellow of the World Federation of Societies of Biological Psychiatry, Honorary Foreign Associate of the Institute of Medicine, National Academy of Sciences, U.S.A. and Honorary Member of the German Society of Biological Psychiatry. Dr. Carlsson received his M.D. and Ph.D. in Pharmacology from the University of Lund, Sweden.

Corporate Governance

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. The Board of Directors previously implemented the following policies and procedures:

•

Independent Directors. A majority of members of the Board of Directors are “independent” directors, as that term is defined under Section 121A of the AMEX Company Guide. The Board of Directors has affirmatively determined that the following six directors are independent: Robert F. Allnutt, John F. Benedik, Charles J. Casamento, Carl W. Cotman, Peter F. Drake and M. Ross Johnson.

•

Audit Committee. Each member of the Company’s standing Audit Committee is an “independent” director under Section 121A of the AMEX Company Guide and as that term is used in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The Company’s Audit Committee is described in further detail below under the heading “Board Committees.”

•

Compensation Committee. Each member of the Company’s standing Compensation Committee is an “independent” director under Section 121A of the AMEX Company Guide. The Company’s Compensation Committee is described in further detail below under the heading “Board Committees.”

•

Governance and Nominations Committee. Each member of the Company’s Governance and Nominations Committee is an “independent” director under Section 121A of the AMEX Company Guide. The Governance and Nominations Committee is described in further detail below under the heading “Board Committees.”

•	Research and Development Committee. The Company has a Research and Development Committee, as described in further detail below under the heading “Board Committees.”

•

Stockholder Communications. Stockholders may communicate with the Board of Directors, its Committees or any of the individual directors by sending written communications addressed to the Board of Directors, a Committee or any of the individual directors, c/o Chief Financial Officer, Cortex Pharmaceuticals, Inc., 15231 Barranca Parkway, Irvine, California 92618. All communications are compiled by the Chief Financial Officer and forwarded to the Board of Directors, Committee or the individual director(s) accordingly. The Chief Financial Officer will acknowledge receipt to the sender, unless the sender has submitted the communication anonymously.

•

Director Attendance at Annual Meeting of Stockholders. Directors are strongly encouraged to attend annual meetings of the Company’s stockholders. Seven of the Company’s eight directors serving at the time of the Company’s 2007 annual meeting attended such meeting, and the eighth director participated by telephone.

•

Code of Ethics. In compliance with Section 406 of the Sarbanes-Oxley Act of 2002 and the AMEX corporate governance listing standards, the Company has adopted a Code of Business Conduct and Ethics, which covers all directors and employees, including its principal executive and financial officers. Any amendment or waiver to its Code of Business Conduct and Ethics that applies to its directors or executive officers will be posted on its website at www.cortexpharm.com or in a report filed with the Securities and Exchange Commission on Form 8-K. A copy of its Code of Business Conduct and Ethics is available free of charge upon written request to its Corporate Secretary at 15231 Barranca Parkway, Irvine, California 92618.

•

Indebtedness of Management. The Company complies with and will operate in a manner consistent with legislation outlawing extensions of credit in the form of a personal loan to or for its directors and executive officers.

Board Committees

Audit Committee. The Audit Committee meets with the Company’s independent registered public accountants and management to prepare for and to review the results of the annual audit and to discuss the annual and quarterly financial statements, earnings releases and related matters. The Audit Committee, among other things, (i) selects and retains the independent registered public accountants, (ii) reviews with the independent registered public accountants the scope and anticipated cost of their audit, and their independence and performance, (iii) reviews accounting practices, financial structure and financial reporting, (iv) receives and considers the registered public accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, (v) reviews and pre-approves all audit and non-audit services provided to the Company by the independent registered public accountants, and (vi) reviews and pre-approves all related-party transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

During the fiscal year ended December 31, 2007 and through the date of this proxy statement, the Audit Committee consisted of Mr. Benedik as Chairman of the Committee, Dr. Drake and Mr. Casamento. None of Mr. Benedik, Dr. Drake, or Mr. Casamento is or has been an officer or employee of the Company and in all other respects meets the qualifications of an “independent” director under Section 121A of the AMEX Company Guide and as that term is used in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The Audit Committee held five (5) meetings with the independent registered public accountants during the fiscal year ended December 31, 2007 to approve related party transactions, discuss the annual audit of the financial statements for the fiscal year ended December 31, 2006, and the review of the financial statements for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.cortexpharm.com. The Company’s Board of Directors has determined that Mr. Benedik, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” under rules promulgated by the Securities and Exchange Commission.

Compensation Committee. The functions of the Compensation Committee include, without limitation, administering the Company’s incentive ownership programs and approving the compensation to be paid to the Company’s directors and executive officers. The Compensation Committee meets no less frequently than annually as circumstances dictate to discuss and determine executive officer and director compensation. The Compensation Committee’s Chairman reports the Committee’s findings and recommendations to the Board. The Company’s Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee, who can exercise its discretion in modifying any recommended adjustments or awards to executive officers. See “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis” and “Director Compensation.” The Compensation Committee does not generally retain the services of any compensation consultants, however, it utilizes the Radford Biotechnology Executive Survey Report and the BioWorld Today Executive Survey Report in connection with its annual review. The Compensation Committee has the power to form and delegate authority to subcommittees when appropriate, provided that such subcommittees are composed entirety of directors who would qualify for membership on the Compensation Committee.

The Compensation Committee held two (2) meetings during the fiscal year ended December 31, 2007 and was comprised of Dr. Johnson as Chairman of the Committee, Mr. Allnutt and Mr. Casamento. None of Dr. Johnson, Mr. Allnutt or Mr. Casamento is or has been an officer or employee of the Company and in all other respects each meets the qualifications of an “independent” director under Section 121A of the AMEX Company Guide. The Compensation Committee operates under a formal charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.cortexpharm.com.

Governance and Nominations Committee. The functions of the Governance and Nominations Committee include, without limitation, (i) identifying individuals qualified to become members of the Board of Directors, (ii) recommending director nominees for the next annual meeting of stockholders and to fill vacancies that may be created by the expansion of the number of directors serving on the Board of Directors and by resignation, retirement or other termination of services of incumbent directors, (iii) developing and recommending to the Board of Directors corporate governance guidelines and changes thereto, (iv) ensuring that the Board of Directors and the Company’s Certificate of Incorporation and Bylaws are structured in a way that best serves the Company’s practices and objectives, (v) leading the Board of Directors in its annual review of the Board of Directors’ performance; and (vi) recommending to the Board of Directors nominees for each committee. The Governance and Nominations Committee is comprised of Dr. Drake, as Chairman of the Committee, Mr. Allnutt and Mr. Benedik. None of Dr. Drake, Mr. Allnutt, or Mr. Benedik is or has been an officer or employee of the Company and in all other respects each meets the qualifications of an “independent” director under Section 121A of the AMEX Company Guide. The Governance and Nominations Committee held one (1) meeting with the Board of Directors during the fiscal year ended December 31, 2007.

The Governance and Nominations Committee operates under a formal charter, a copy of which is available on the Company’s website at www.cortexpharm.com. The processes of the Governance and Nominations Committee are summarized below.

Director Nominating Process. In identifying potential nominees, the Governance and Nominations Committee will seek recommendations from existing directors and from management. In addition, the Governance and Nominations Committee will consider candidates that may be recommended by the Company’s stockholders in accordance with the procedures described below. In considering the nominees, the Board of Directors will consider, among other factors, the potential nominee’s character and integrity, independence, experience and knowledge, and willingness and ability to participate in the Board of Directors’ activities. Additionally, the Board of Directors may consider specialized areas of expertise of candidates that may assist the Board of Directors in its oversight responsibility of the Company. The Board of Directors does not evaluate nominees recommended by stockholders differently from its evaluation of other director nominees.

The Governance and Nominations Committee screens the candidates, does reference checks, prepares a biography for each candidate for the Board of Directors to review and conducts interviews. Members of the Board of Directors, including the Company’s Chief Executive Officer, interview candidates that meet the criteria and the Board of Directors, with the approval of a majority of the “independent” directors (as defined under Section 121A of the AMEX Company Guide), selects nominees best suited to serve on the Board of Directors.

Stockholder Recommendations of Board Candidates. The Governance and Nominations Committee will consider director candidates recommended by the Company’s stockholders. Any stockholder desiring to submit a recommendation for consideration Governance and Nominations Committee of a candidate that such stockholder believes is qualified to be a director nominee at any upcoming stockholder meeting may do so by submitting that recommendation in writing to the Governance and Nominations Committee, c/o Chief Financial Officer, Cortex Pharmaceuticals, Inc., 15231 Barranca Parkway, Irvine, California 92618, not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to the Company’s stockholders. No director nominations by stockholders have been received as of the filing of this proxy statement.

The recommendation should be accompanied by the following information: (i) the name and address of the nominating stockholder and the recommended potential nominee; (ii) a representation that the stockholder is a holder of record of the Company’s Common Stock entitled to vote in the election of the Company’s directors, together with information as to the number of shares that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the candidate’s nomination; (iii) a description of any arrangements or understandings, relating to the election of the Company’s directors, that may exist between the nominating stockholder, or any person that controls, or is controlled by, or is under common control with, such stockholder, and any other person or persons (naming such person or person); (iv) such other information regarding each such candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the written consent of each such recommended candidate to be named as a nominee and, if nominated by the Board of Directors and elected, to serve as a director.

Research and Development Committee. The functions of the Research and Development Committee include, without limitation, assisting the Board of Directors in reviewing and evaluating the Company’s research and development strategies, policies and decisions. The Research and Development Committee is comprised of Dr. Cotman, as Chairman of the Committee and Drs. Johnson, Tollefson and Varney. The Research and Development Committee operates under a formal charter, a copy of which is available on the Company’s website at www.cortexpharm.com.

Attendance at Meetings

During the fiscal year ended December 31, 2007, the Board of Directors held a total of seven (7) meetings. No member of the Board of Directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of the committees of which he was a member during the foregoing period.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended December 31, 2007, members of the Company’s Compensation Committee consisted of Dr. Johnson, Mr. Allnutt, and Mr. Casamento, none of whom has previously served or currently serves as an executive officer or employee of the Company or any of its subsidiaries. The Company is not aware of any “compensation committee interlocks” that existed during the fiscal year ended December 31, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program. Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table on page 18, are referred to as the “named executive officers.”

The Compensation Committee of the Board has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.

Compensation Philosophy and Objectives. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of its peer companies. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions. The Compensation Committee makes all compensation decisions for the named executive officers and approves recommendations regarding non- equity and equity awards to all elected officers of the Company. The Chief Executive Officer annually reviews the performance of each member of the named executive officers (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee, who can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation. Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, the Compensation Committee utilizes the Radford Biotechnology Executive Survey Report and the BioWorld Today Executive Survey Report in connection with its annual review of its total compensation program for the Chief Executive Officer as well as for the other named executive officers. The Compensation Committee also may utilize outside consultants on an as needed basis.

On an annual basis, the Compensation Committee reviews the objectives for each named executive officer, as compiled individually by each named executive officer with the Chief Executive Officer. The recommendations of the Compensation Committee are included in the finalized performance objectives for each named executive officer for the coming year. At the end of the year, the Compensation Committee reviews the performance of each named executive officer in achieving the established objectives. These results are included with the overall performance review provided by the Chief Executive Officer, after which the Compensation Committee votes upon any recommendations for salary adjustments, stock option grants and cash incentives. The Chief Executive Officer then executes the actions recommended by the Compensation Committee with respect to such matters.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews information provided by the mentioned salary surveys to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for named executive officers were: (i) base salary; (ii) variable performance awards payable in cash, stock or stock options and tied to the achievement of certain goals; (iii) long-term stock-based incentive awards that strengthen the mutuality of interests between the named executive officers and the Company’s stockholders; and (iv) perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. The base salary levels for the named executive officers were recommended by the Compensation Committee and established by the Board of Directors for the fiscal year ended December 31, 2007 in accordance with the terms of their employment arrangements with the Company (with respect to Dr. Roger G. Stoll, Dr. Mark A. Varney, Dr. Pierre V. Trân and Mr. James H. Coleman, see “Employment and Consulting Agreements”), if applicable, as well as on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions (as defined by salary surveys comprising companies of similar size within the pharmaceutical/biotech fields with which the Company competes for executive talent), and internal comparability considerations.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of named executive officers are based on the Compensation Committee’s assessment of the individual’s performance.

Annual Incentive Compensation

The Compensation Committee, in consultation with the Chief Executive Officer (except where the Chief Executive Officer’s compensation is being determined), may award annual incentives based upon performance targets to named executive officers and other employees. The Compensation Committee may also award bonuses in cases where such performance targets are not met if it determines that the circumstances warrant such action. For the fiscal year ended December 31, 2007, the performance targets for the named executive officers included, but were not limited to, making clinical progress with the Company’s AMPAKINE® technology, securing additional finances and operating within established financial expectations and preparing the Company’s assessment of its internal control system, as required by the Sarbanes-Oxley Act of 2002. The weight given to each factor varied from individual to individual. Additionally, each named executive officer has a discretionary portion of the annual incentive linked to achievement of non-financial goals, which differ depending upon the responsibilities of the named executive officer in question.

In June 2004, the Board of Directors approved a performance-based incentive compensation program for named executive officers that included cash bonus targets of 20% of respective annual base salaries. Actual bonus amounts may differ from the established targets based upon the performance of the Company, as well as that of the individual named executive officer, as compared to established goals. For the years ended December 31, 2006 and 2007, no performance bonuses were awarded to the named executive officers.

Long-Term Incentive Compensation

The 2006 Stock Incentive Plan was approved by the Company’s stockholders at the 2006 Annual Meeting of Stockholders and is the successor plan to the 1996 Stock Incentive Plan, which expired on October 25, 2006. Under the 2006 Stock Incentive Plan, the Compensation Committee may award incentive stock options, nonqualified stock options, restricted stock grants, stock payment awards, stock appreciation rights, restricted stock units and dividend equivalents. The 2006 Stock Incentive Plan provides the Compensation Committee with the ability to align the interests of the named executive officers with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each award is based upon the named executive officer’s tenure, level of responsibility and relative position in the Company. During the fiscal year ended December 31, 2007, stock options totaling 832,500 shares were granted to employees under the 2006 Stock Incentive Plan, including awards granted as part of the hiring process for select employees. Of the 832,500 stock options granted under the 2006 Stock Incentive Plan,

750,000 were granted as long-term incentive compensation to the named executive officers (including an option grant in connection with the hiring of a named executive officer). In addition to the foregoing, during the fiscal year ended December 31, 2007, the Compensation Committee granted a stock option to purchase 100,000 shares outside of the 2006 Stock Incentive Plan in connection with the hiring of its Head of Medicinal Chemistry.

The exercise price for the stock options is no less than the fair market value of the stock on the date of the grant. Options generally vest at a rate of 33 1/3% per year starting on the anniversary date of the option grant and are contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the named executive officer only if he or she remains in the Company’s employment and the market price of the Company’s Common Stock appreciates over the option term.

Annual awards of stock options to named executive officers are made at the discretion of the Compensation Committee. Newly-hired named executive officers receive their award of stock options on their first date of employment, as approved in advance by the Compensation Committee.

Ownership Guidelines. To better align the interests of the Company’s named executive officers with those of its stockholders, to create ownership focus and to build long-term commitment, the Company has adopted a Common Stock ownership policy for its named executive officers. The policy requires named executive officers to acquire and maintain ownership of at least 30,000 shares of the Company’s Common Stock before December 16, 2007, or within three years of commencement of service as a named executive officer, whichever is later. Thereafter, the policy provides for the withholding of salary increases and bonus payments, until the share ownership level has been achieved and maintained by such named executive officer. The Board of Directors has determined that all named executive officers are currently in compliance with the above Common Stock ownership policy.

Perquisites and Other Personal Benefits

The Company provides named executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Upon relocation, named executive officers may receive, at the discretion of the Compensation Committee, a relocation allowance and a mortgage interest subsidy, whereby the Company will pay a specified percentage of the principal amount of a mortgage on a named executive officer’s primary residence during a specified period of time, subject to continued employment of the named executive officer by the Company.

Attributed costs of the perquisites and other personal benefits described above for the named executive officers for the fiscal year ended December 31, 2007, are included in the column titled, “All Other Compensation” of the “Summary Compensation Table” on page 18.

The Company has entered into severance agreements with certain key employees, including the named executive officers. The severance agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the headings “Potential Payments Upon Termination or Change-in-Control” and “Employment and Consulting Agreements” on pages 23 and 25, respectively.

Tax and Accounting Implications

Deductibility of Executive Compensation. The Compensation Committee has reviewed the Company’s executive compensation plans to determine if revisions may be necessary due to provisions of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to public corporations for compensation paid to any of the Company’s executive officers in excess of $1,000,000 during any fiscal year. It is the current policy of the Compensation Committee to preserve, to the extent reasonably possible, the Company’s ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Compliance with the final regulations is not yet required, if, as is the case, the Company has operated all of its compensation plans, programs and other arrangements on the basis of a reasonable, good faith interpretation of the statutory provisions and the official guidance published by the Internal Revenue Service since January 1, 2005.

Accounting for Stock-Based Compensation. Commencing on January 1, 2006, the Company began accounting for stock-based payments, including its 2006 Stock Incentive Plan, in accordance with the requirements of FASB Statement 123(R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

M. Ross Johnson, Chairman Robert F. Allnutt Charles J. Casamento

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2007 and 2006. Other than the hiring bonuses incurred in 2007 in connection with the addition of the Company’s new Chief Medical Officer, Dr. Pierre Trân, and in 2006 in connection with the addition of the Company’s new Chief Operating Officer and Chief Scientific Officer, Dr. Mark Varney, the named executive officers did not earn any cash bonus payments during the fiscal years ended December 31, 2007 or 2006. The information contained under the heading, “Option Awards” for all named executive officers and the heading, “All Other Compensation” for Dr. Stoll for the year ended December 31, 2006 include the estimated value of equity awards recorded for financial reporting purposes using the Black-Scholes option pricing model, as explained more fully below, and do not reflect actual cash payments or actual dollars awarded. The second table below identifies the actual cash compensation for each named executive officer during the fiscal years ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	All Other Compensation ($)(2)		Total ($)
Roger G. Stoll, Ph.D.	2007	$350,000	—		$338,949	$37,168	(3)	$726,117
President, Chief	2006	$336,500	—		$415,596	$308,756	(4)	$1,060,852
Executive Officer

Mark A. Varney, Ph.D.	2007	$318,000	—		$475,330	$147,545	(5)	$940,875
Chief Operating Officer and	2006	$277,308	$25,000	(6)	$866,285	$197,856	(7)	$1,386,449
Chief Scientific Officer

Pierre V. Trân, M.D., M.M.M. (8)	2007	$63,542	$80,000	(9)	$151,068	$18,000	(10)	$312,610
Chief Medical Officer and
Vice President of Clinical
Development

Maria S. Messinger, CPA	2007	$225,000	—		$125,697	—		$350,697
Vice President, Chief	2006	$209,000	—		$152,371	—		$361,371
Financial Officer and
Corporate Secretary

James H. Coleman	2007	$240,000	—		$125,697	$9,280	(11)	$374,977
Senior Vice President,	2006	$232,000	—		$152,371	$10,123	(11)	$394,494
Business Development

(1)	Amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscals year ended December 31, 2007 and 2006, as indicated, in accordance with FAS 123(R) and may include amounts from awards granted prior to those dates. Assumptions used in the calculation of these amounts are included in footnote 1 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.

(2)	In accordance with Securities and Exchange Commission rules, “Other Annual Compensation” in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits was less than $10,000.

(3)	Amount represents reimbursement of certain of Dr. Stoll’s deferred moving expenses.

(4)	Amount does not represent a cash payment. Amount represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), for options granted to Dr. Stoll in lieu of cash reimbursement of certain relocation expenses. Assumptions used in the calculation of these amounts are included in footnote 1 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

(5)	Represents payments by the Company to Dr. Varney under the terms of his employment agreement and related to Dr. Varney’s relocation to southern California, including $61,000 for a mortgage subsidy, subject to a gross-up factor of 1.6, or $36,600, to cover his additional income tax liabilities, and $49,945 to reimburse certain costs related to the sale of his former residence. See “Employment and Consulting Agreements” on page 25.

(6)	Represents payment by the Company of a hiring bonus to Dr. Varney under his employment agreement. See “Employment and Consulting Agreements” on page 25.

(7)	Represents amounts paid for a mortgage subsidy, temporary housing and other fees and expenses related to Dr. Varney’s relocation to southern California, pursuant to the terms of his employment agreement. See “Employment and Consulting Agreements” on page 25. Amount also includes the accrued payment for the shortfall between the sales price and the equity for the home that he sold in connection with his relocation, pursuant to the terms of his Negative Equity Agreement with the Company dated February 1, 2007.

(8)	Dr. Trân was named Chief Medical Officer and Vice President of Clinical Development in October 2007.

(9)	Represents payment by the Company to Dr. Trân under his employment agreement to compensate him for his lost bonus opportunity as a result of his departure from his prior employer in order to join the Company in October 2007. See “Employment and Consulting Agreements” on page 25.

(10)	Represents amounts paid for temporary housing, subject to a gross-up factor to cover related income tax liabilities, in connection with Dr. Trân’s relocation to southern California, pursuant to the terms of his employment agreement. See “Employment and Consulting Agreements” on page 25.

(11)	Represents premiums for life insurance for Mr. Coleman, in lieu of participation in the Company’s medical benefit plans.

The table below details the cash and estimated values for the non-cash components of the above summary compensation information for each named executive officer for the years ended December 31, 2007 and 2006. The non-cash components include the estimated value of equity awards as recorded for financial statement reporting purposes, as described more fully in the table above.

Name and Principal Position	Year	Total Cash Compensation ($)	Total Non-cash Compensation ($)	Total ($)
Roger G. Stoll, Ph.D.	2007	$387,168	$338,949	$726,117
President, Chief Executive Officer	2006	$336,500	$724,352	$1,060,852
Mark A. Varney, Ph.D.	2007	$465,545	$475,330	$940,875
Chief Operating Officer and	2006	$500,164	$866,285	$1,386,449
Chief Scientific Officer
Pierre V. Trân, M.D., M.M.M.	2007	$161,542	$151,068	$312,610
Chief Medical Officer and
Vice President of Clinical Development
Maria S. Messinger, CPA	2007	$225,000	$125,697	$350,697
Vice President, Chief Financial Officer and	2006	$209,000	$152,371	$361,371
Corporate Secretary
James H. Coleman	2007	$249,280	$125,697	$374,977
Senior Vice President, Business Development	2006	$242,123	$152,371	$394,494

GRANTS OF PLAN BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Roger G. Stoll, Ph.D.	N/A	—	$74,000	$74,000	—	—	—	—		—	N/A

Mark A. Varney, Ph.D.	N/A	—	$67,600	$101,400	—	—	—	—		—	N/A

Pierre V. Tran, M.D., M.M.M.	10/16/07	—	—	—	—	—	—	750,000	(2)	$0.66	$390,694
	N/A	—	$61,000	$91,500	—	—	—	—		—	N/A
Maria S. Messinger, CPA	N/A	—	$48,600	$48,600	—	—	—	—		—	N/A
James H. Coleman	N/A	—	$50,000	$125,000	—	—	—	—		—	N/A

(1)	The amounts shown reflect the target and maximum amounts based on an individual’s current salary and position that can be received under the Company’s performance-based incentive compensation program and the terms of such individual’s employment agreement, if applicable.

(2)	Upon his employment with the Company in October 2007, Dr. Trân received options to purchase 750,000 shares of the Common Stock of the Company with an exercise price of $0.66 per share, representing the closing price of the Company’s Common Stock on the American Stock Exchange on the grant date.

Narrative to Summary Compensation Table and Grants of Plan Based Awards

See “Compensation Discussion and Analysis” and “Employment and Consulting Agreements” for further discussion of compensation arrangements pursuant to which the amounts listed under the Summary Compensation Table and Grants of Plan Based Awards Table were paid or awarded and the criteria for such payment or award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

There were no outstanding stock awards as of December 31, 2007. The table below relates solely to outstanding option awards as of December 31, 2007. Except as noted in the footnotes below, the options listed below vest at a rate of 33 1/3% per year commencing on the first anniversary of the date of grant and have a ten-year term.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Roger G. Stoll, Ph.D.	100,000		200,000	—	$1.30	12/18/2016
	205,017	(1)	—	—	$2.95	02/09/2016
	200,000		100,000	—	$2.35	12/01/2015
	300,000		—	—	$2.68	12/16/2014
	600,000		—	—	$2.76	12/09/2013
	14,545	(2)	—	—	$4.40	09/02/2013
	1,061	(3)	—	—	$3.77	08/29/2013
	2,326	(3)	—	—	$1.72	07/31/2013
	2,222	(3)	—	—	$1.80	06/30/2013
	2,247	(3)	—	—	$1.78	05/30/2013
	3,604	(3)	—	—	$1.11	04/30/2013
	5,556	(3)	—	—	$0.72	03/31/2013
	5,634	(3)	—	—	$0.71	02/28/2013
	600,000	(4)	—	—	$0.78	08/13/2012
	30,000		—	—	$2.68	04/09/2012
Mark A. Varney, Ph.D.	83,334		166,666	—	$1.30	12/18/2016
	383,334	(5)	366,666	—	$2.95	01/30/2016
Pierre V. Trân, M.D., M.M.M.	222,916	(6)	527,084	—	$0.66	10/16/2017
Maria S. Messinger, CPA	41,667		83,333	—	$1.30	12/18/2016
	66,667		33,333	—	$2.35	12/01/2015
	100,000		—	—	$2.68	12/16/2014
	75,000		—	—	$2.76	12/09/2013
	663	(3)	—	—	$3.77	08/29/2013
	1,453	(3)	—	—	$1.72	07/31/2013
	1,389	(3)	—	—	$1.80	06/30/2013
	1,404	(3)	—	—	$1.78	05/30/2013
	2,252	(3)	—	—	$1.11	04/30/2013
	3,472	(3)	—	—	$0.72	03/31/2013
	3,521	(3)	—	—	$0.71	02/28/2013
	50,000		—	—	$0.75	12/16/2012
	40,000		—	—	$2.27	04/24/2011
	40,000		—	—	$0.75	12/17/2009
James H. Coleman	41,667		83,333	—	$1.30	12/18/2016
	66,667		33,333	—	$2.35	12/01/2015
	100,000		—	—	$2.68	12/16/2014
	75,000		—	—	$2.76	12/09/2013
	840	(3)	—	—	$3.77	08/29/2013
	1,841	(3)	—	—	$1.72	07/31/2013
	1,759	(3)	—	—	$1.80	06/30/2013
	1,779	(3)	—	—	$1.78	05/30/2013
	2,853	(3)	—	—	$1.11	04/30/2013
	4,398	(3)	—	—	$0.72	03/31/2013
	4,460	(3)	—	—	$0.71	02/28/2013
	50,000	(7)	—	—	$0.80	02/11/2013
	100,000		—	—	$0.75	12/16/2012
	50,000		—	—	$2.11	10/09/2011
	125,000		—	—	$3.02	05/17/2010
	50,000		—	—	$3.02	05/10/2010

(1)	Dr. Stoll received options in lieu of cash reimbursement of real estate expenses incurred in connection with the relocation of his principal residence to southern California. These options were fully vested on the date of grant and have an exercise price equal to $2.95, representing the closing price of the Company’s Common Stock on the American Stock Exchange on the grant date.

(2)	Beginning in May 2003, Dr. Stoll voluntarily deferred his entire base salary, as previously reduced. In September 2003, Dr. Stoll agreed to accept stock options to purchase 14,545 shares of the Company’s Common Stock in lieu of this deferred salary. The number of options issued represents $64,000 of his deferred salary divided by the closing sale price of the Company’s Common Stock on the American Stock Exchange on the date that Dr. Stoll’s salary was re-instated in September 2003. These options were fully vested on the date of grant.

(3)	Represents stock options issued in lieu of a portion of base salary. The number of options issued represents the dollar value of base salary not received by the named executive officer divided by the closing sale price of the Company’s Common Stock on the American Stock Exchange on the last trading day of the month during which the portion of base salary was not received by the named executive officer. These options were fully vested on the date of grant.

(4)	In connection with his employment, Dr. Stoll was granted options to purchase 600,000 shares of Common Stock at an exercise price of $0.78 per share, representing the closing price of the Company’s Common Stock on the American Stock Exchange on the date of grant. Of the 600,000 options granted, 200,000 options vested immediately. Another 200,000 options vested upon securing the amendment to the Company’s agreement with Les Laboratoires Servier in October 2002. The remaining 200,000 options vested upon the achievement of pre-determined milestones, all of which were met by the beginning of 2007.

(5)	In connection with his employment, Dr. Varney was granted options to purchase 750,000 shares of Common Stock at an exercise price of $2.95 per share, representing the closing price of the Company’s Common Stock on the date of grant. Of the 750,000 options granted, 100,000 options vested upon his first date of employment on January 30, 2006; 100,000 options vested one-year from his initial date of employment, or January 30, 2007; and 550,000 options shall vest in equal annual installments over a three-year period from the date of grant.

(6)	In connection with his employment, Dr. Trân was granted options to purchase 750,000 shares of Common Stock at an exercise price of $0.66 per share, representing the closing price of the Company’s Common Stock on the date of grant. Of the 750,000 options granted, 200,000 options vested upon his first date of employment on October 16, 2007 and 550,000 options shall vest in equal monthly installments over a four-year period from the date of grant.

(7)	During 2003, Mr. Coleman agreed to accept stock options in lieu of the cash bonus provided in his employment agreement. These options were fully vested on the date of grant and have an exercise price per share equal to $0.80, representing the closing price of the Company’s Common Stock on the American Stock Exchange on the grant date.

OPTION EXERCISES AND STOCK VESTED

None of the Company’s named executive officers had any outstanding stock awards during the year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
Roger G. Stoll, Ph.D.	—	—	—	—
Mark A. Varney, Ph.D.	—	—	—	—
Pierre V. Trân, M.D., M.M.M.	—	—	—	—
Maria S. Messinger, CPA	15,000	2,175	—	—
James H. Coleman	—	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The table below reflects the amount of compensation payable to each of the named executive officers of the Company in the event of termination of each named executive officer’s employment. The amount of compensation payable to each named executive officer in the event of death or disability, for cause termination, voluntary termination, termination without cause or for good reason, and termination following a change of control is shown below. The amounts shown assume such termination was effective as of December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the named executive officers upon their termination. However, the actual amounts to be paid out can only be determined at the time of such named executive officer’s separation from the Company. The named executive officers have each entered into employment agreements and/or severance agreements governing such payments. See “Employment and Consulting Agreements” on page 25.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he or she shall be entitled to receive amounts earned during the term of his or her employment. Such amounts may include stock options awarded under the Company’s 1996 Stock Incentive Plan, 2006 Stock Incentive Plan and independent of such plans, a portion of which may be subject to accelerated vesting, accrued obligations (including unused vacation pay), and a pro-rated bonus, if applicable. In the event that Dr. Stoll, Mr. Coleman or Ms. Messinger’s employment is terminated by the Company without cause or by such named executive officer for good reason (as defined in their respective agreements), such person shall be entitled to receive a severance payment of twelve (12) months of his or her base salary. Additionally, in such instance Ms. Messinger may be entitled to twelve (12) months continued health and benefits coverage.

Payments Made Upon Termination Due to Death or Disability

In the event of termination of employment due to the death or disability of a named executive officer, in addition to the payment of accrued obligations, the named executive officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate. Additionally, with respect to Dr. Stoll and Mr. Coleman, in the event of disability such named executive officers will receive a salary benefit equal to the difference between any insurance proceeds received and twelve (12) months salary.

Payments Made Upon a Change-In-Control Without Termination

If the Company is subject to a change-in-control, irrespective of whether a termination of employment occurs, all stock options held by the named executive officer will automatically vest and become exercisable (with the exception of Mr. Coleman who will receive accelerated vesting for one additional year and only if he is terminated). Based on the fact that there were no “in-the-money” unvested options held by the named executive officers as of December 31, 2007, and therefore no value under the intrinsic value method as of such date, the table below does not include any information regarding payments made upon a change-in-control without termination.

Payments Made Upon Termination in Connection With a Change-In-Control

If a named executive officer’s employment is terminated in connection with or, for Drs. Varney and Trân within six (6) months following, a change of control without cause or for good reason (other than

Drs. Varney and Trân whose agreements do not include termination for good reason), then the named executive officers shall be entitled to the benefits listed under the headings “Payments Made Upon Termination”and “Payments Made Upon a Change-In-Control Without Termination.” Additionally, in connection with such event, Drs. Varney and Trân will receive a severance payment of twelve months of such named executive officer’s base salary and twelve (12) months continued health and benefits coverage. The following tables show the potential payments upon termination due to death or disability, for cause, voluntary, without cause, for good reason or in connection with a change-in-control of the Company for each of the named executive officers. For purposes of disclosures, the table assumes that the termination occurred as of December 31, 2007. Except for Dr. Stoll’s base salary benefits and all named executive officers’ health care benefits, as applicable, which are payable monthly, all amounts below are payable in a lump sum.

Name	Executive Benefits and Payments Upon Termination	Death or Disability		Termination for Cause	Voluntary Termination	Termination Without Cause Or For Good Reason		Termination Without Cause or For Good Reason in Connection With Change- in-Control
Roger G. Stoll, Ph.D.	Base Salary	$230,000	(1)	—	—	$350,000		$350,000
	Accrued Vacation Pay	$24,069		$24,069	$24,069	$24,069		$24,069
	Stock Options Accelerated	—		—	—	$0	(2)	$0	(2)
	Health Care	—		—	—	—		—
	Disability Income	$252,787	(1)	—	—	—		—
	Life Insurance Benefits	$113,750	(3)	—	—	—		—
Mark A. Varney,Ph.D.	Base Salary	—		—	—	—		$318,000	(4)
	Accrued Vacation Pay	$20,071		$20,071	$20,071	$20,071		$20,071
	Stock Options Accelerated	—		—	—	—		$0	(2)(4)
	Health Care	—		—	—	—		$20,104	(4)(5)
	Disability Income	$1,382,383	(6)	—	—	—		—
	Life Insurance Benefits	$500,000	(3)	—	—	—		—
Pierre V. Trân, M.D., M.M.M.	Base Salary	—		—	—	—		$305,000	(4)
	Accrued Vacation Pay	$4,340		$4,340	$4,340	$4,340		$4,340
	Stock Options Accelerated	—		—	—	—		$0	(2)(4)
	Health Care	—		—	—	—		$17,035	(4)(5)
	Disability Income	$1,200,793	(6)	—	—	—		—
	Life Insurance Benefits	$175,000	(3)	—	—	—		—
Maria S. Messinger	Base Salary	—		—	—	$225,000		$225,000
	Accrued Vacation Pay	$51,772		$51,772	$51,772	$51,772		$51,772
	Stock Options Accelerated	—		—	—	—		$0	(2)
	Health Care	—		—	—	$19,980	(5)	$19,980	(5)
	Disability Income	$1,403,497	(6)	—	—	—		—
	Life Insurance Benefits	$450,000	(3)	—	—	—		—
James H. Coleman	Base Salary	$240,000	(1)	—	—	$240,000		$240,000
	Accrued Vacation Pay	$46,859		$46,859	$46,859	$46,859		$46,859
	Stock Options Accelerated	—		—	—	—		$0	(2)
	Health Care	—		—	—	—		—
	Disability Income	$0		—	—	—		—
	Life Insurance Benefits	—		—	—	—		—

(1)	In connection with the terms of the related employment agreement with the named executive officer, represents the difference between any disability insurance proceeds and twelve (12) months of the named executive officer’s then current salary. The disability income shown reflects the estimated payment for short-term and long-term disability under the Company’s benefit plan.

(2)	The value of accelerated vesting of options was estimated under the intrinsic value method. The closing price of the Company’s Common Stock on December 31, 2007 was compared to the exercise prices to determine the spread for each option, and the spread was applied to “in-the-money” options that were unvested as of December 31, 2007. For the purpose of this calculation, the Company used $0.50, which was the closing price per share of the Company’s Common Stock on the American Stock Exchange on the last business day of the fiscal year.

(3)	Reflects the estimated present value of the proceeds payable to the named executive officer’s beneficiaries upon his or her death.

(4)	Represents benefits in the event of termination of employment by the Company without cause in connection with, or within six (6) months following a change of control. Benefits do not apply in the event of termination of employment by the named executive officer for good reason.

(5)	Reflects the estimated present value of the cost of coverage for future premiums that will be paid on behalf of the named executive officer under the Company’s health and welfare plans.

(6)	Reflects the estimated present value of all future payments that the named executive officer would be entitled to receive under the Company’s disability program. The named executive officer would be entitled to receive such benefits until he or she reaches age 65.

Employment and Consulting Agreements

Roger G. Stoll, Ph.D. has served as a director of the Company since April 2002 and became Chairman, President and Chief Executive Officer of the Company in August 2002. His employment agreement originally included a three-year term, was subsequently amended to include another three-year term expiring in August 2008 and as of December 31, 2007, called for a base salary of $350,000 per year, subject to annual review by the Compensation Committee of the Board of Directors. In connection with the original offer for his employment, Dr. Stoll was granted options to purchase 600,000 shares of Common Stock at an exercise price of $0.78 per share, representing 100% of the fair market value as of the date of grant. Of the 600,000 options granted, 200,000 options vested immediately. Another 200,000 options vested upon securing the amendment to the Company’s agreement with its collaborative partner, Servier, in October 2002. The remaining 200,000 options vested upon achievement of pre-determined milestones, all of which were met by the beginning of 2007. Under the terms of his employment agreement, in the event of termination of his employment, under certain circumstances Dr. Stoll is entitled to compensation equal to twelve (12) months of his then current salary. In addition, in the event of his termination of employment, in certain circumstances, any vested options granted to Dr. Stoll remain exercisable for the remainder of the original option term and any unvested options granted to Dr. Stoll in connection with his employment, as detailed above, may be subject to accelerated vesting and remain exercisable for the remainder of the original option term. In the event of termination due to disability, Dr. Stoll will be entitled to receive a salary benefit equal to the difference between any insurance proceeds received and twelve (12) months salary. Further, upon a change-in-control of the Company, all unvested options then held by Dr. Stoll shall be subject to accelerated vesting.

Mark A. Varney, Ph.D. joined the Company as Chief Operating Officer and Chief Scientific Officer in January 2006. His employment letter, as amended to date, is terminable at will by the Company or Dr. Varney and as of December 31, 2007 called for a base salary of $318,000 per year with an annual bonus, at the discretion of the Board of Directors of the Company, of up to 30% of his base salary. In connection with his employment, Dr. Varney was granted options to purchase 750,000 shares of Common Stock at an exercise price of $2.95 per share, representing 100% of the fair market value as of the date of grant. The options have a ten-year term and vest according to the following schedule: (i) 100,000 upon the date of employment; (ii) 100,000 one year from the date of employment and (iii) 550,000 in equal annual installments over a three-year period. Pursuant to the terms of the employment letter, the Company will provide Dr. Varney with a mortgage subsidy over five years in the form of a monthly payment, whereby the Company will pay 6% of the principal amount of a mortgage (which principal amount shall not to exceed $1,200,000) on his primary residence during the first year, which amount declines by 1% each year thereafter, and which amount is grossed up by a factor of 1.6 to cover Dr. Varney’s additional income tax liabilities. In addition to the foregoing, Dr. Varney received a $25,000 hiring bonus, $15,000 to cover miscellaneous relocation expenses, temporary housing and reimbursement of real estate closing fees, sales commissions and moving costs. In the event of termination of Dr. Varney’s employment without cause in connection with or within six (6) months following a change–in-control of the Company, under certain circumstances he is entitled to receive compensation of twelve (12) months of his then current salary plus continued employee benefits for a period of twelve (12) months thereafter. In addition, in the event of a change-in-control of the Company, any unvested options then held by Dr. Varney shall be subject to accelerated vesting.

Pierre V. Trân, M.D., M.M.M. joined the Company as Chief Medical Officer and Vice President, Clinical Development in October 2007. His employment letter is terminable at will by the Company or Dr. Trân and as of December 31, 2007 called for a base salary of $305,000 per year with an annual bonus, at the discretion of the Board of Directors of the Company, of up to 30% of his base salary. In connection with his employment, Dr. Trân was granted options to purchase 750,000 shares of Common Stock at an exercise price of $0.66 per share, representing 100% of the fair market value as of the date of grant. The options have a ten-year term and vest according to the following schedule: 200,000 upon the date of employment and 550,000 in equal monthly installments over a four-year period. Pursuant to the terms of the employment letter, the Company will provide Dr. Trân with a mortgage subsidy over four years in the form of a monthly payment, whereby the Company will pay 5% of the principal amount of the mortgage (which principal amount shall not to exceed $600,000) during the first year, which amount declines by 1% each year thereafter, and which amount is grossed up to cover Dr. Trân’s additional income tax liabilities. In addition to the foregoing, the Company made a one-time payment to Dr. Trân of $80,000 to cover a lost bonus opportunity from his previous employer. Dr. Trân also will receive temporary housing and reimbursement of real estate closing fees, sales commissions and moving costs. In the event of termination of Dr. Trân’s employment without cause in connection with or within six (6) months following a change–in-control of the Company, under certain circumstances he is entitled to receive compensation of twelve (12) months of his then current salary plus continued employee benefits for a period of twelve (12) months thereafter. In addition, in the event of a change-in-control of the Company any unvested options then held by Dr. Trân shall be subject to accelerated vesting.

Maria S. Messinger joined the Company as Controller in September 1994 and was named as Vice President, Chief Financial Officer and Corporate Secretary in December 1999. Under the terms of her severance agreement, in the event of termination of her employment, under certain circumstances Ms. Messinger is entitled to receive compensation of twelve (12) months of her then current annual base salary, which as of December 31, 2007 was $225,000, a pro-rated bonus (if applicable) and continued employee benefits for a period of twelve (12) months thereafter. Additionally, in the event of a change-in-control of the Company, any unvested options then held by Ms. Messinger shall be subject to accelerated vesting.

James H. Coleman joined the Company as Senior Vice President, Business Development in May 2000. His employment agreement, as amended to date, provides a base salary of $240,000 per year as of December 31, 2007, with an annual bonus between 0 and 50% of his annual base salary, at the discretion of the Chief Executive Officer and subject to approval by the Compensation Committee of the Board of Directors of the Company. In connection with his employment, Mr. Coleman was granted options to purchase 125,000 shares of Common Stock at an exercise price of $3.02 per share, representing 100% of the fair market value as of the date of grant. The options vested in equal annual installments over a three-year period and have a ten-year term. In the event of termination of his employment, Mr. Coleman is entitled, under certain circumstances, to receive compensation of twelve (12) months of his then current salary and any unvested options then held by Mr. Coleman shall be subject to accelerated vesting for an additional one year period. Additionally, in the event of termination due to disability, Mr. Coleman will be entitled to receive a salary benefit equal to the difference between any insurance proceeds received and twelve (12) months salary.

Steven A. Johnson, Ph.D. joined the Company as a Senior Scientist in June 1994 and was named as Vice President, Preclinical Development in February 2007. Under the terms of his severance agreement, in the event of termination of Dr. Johnson’s employment without cause in connection with or within six (6) months following a change-in-control of the Company, under certain circumstances he is entitled to receive compensation of twelve (12) months of his then current salary, which as of December 31, 2007 was $205,000 per year, plus continued employee benefits for a period of twelve (12) months thereafter. In addition, in the event of a change-in-control of the Company, any unvested options then held by Dr. Johnson shall be subject to accelerated vesting.

Drs. Carl W. Cotman and Gary S. Lynch (both of whom are co-founders and Scientific Directors of the Company) have each entered into a consulting agreement with the Company. Dr. Lynch receives a consulting fee of $65,000 per year and Dr. Cotman receives a consulting fee of $23,000 per year. The term of each consulting agreement commenced in November 1987 and will continue until terminated by the respective parties thereto. The consulting agreements obligate the respective consultants to make themselves available to the Company for consulting and advisory services for an average of three days per month.

Dr. Gary D. Tollefson has entered into a consulting agreement with the Company pursuant to which he receives a retainer of $6,000 per month. The consulting agreement obligates Dr. Tollefson to be available for up to two eight-hour work days per month at such times and places reasonably agreed to between the parties. The term of his consulting agreement commenced in mid-April 2004 and will continue until mid-April 2008, unless earlier terminated by either the Company or Dr. Tollefson upon 30 days’ prior notice. In connection with his engagement as a consultant, in May 2004 Dr. Tollefson was granted options to purchase 150,000 shares of Common Stock at an exercise price of $2.20 per share, representing 100% of the fair market value as of the date of grant. The options vested in equal annual installments over a three-year period and have a ten-year term.

Director Compensation

The Compensation Committee uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Compensation Committee considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors. Similar to executive officers, directors are subject to a minimum share ownership requirement. The policy requires directors to acquire and maintain ownership of at least 30,000 shares of the Company’s Common Stock before December 16, 2007, or within three years of commencement of service as a director, whichever is later. Thereafter, the policy provides for the withholding of fees until the ownership level has been achieved by such director. As of December 31, 2007, the Board of Directors has determined that all directors serving the Company for at least three years have met the minimum share ownership requirement.

During 2007, each non-employee director was entitled to receive $3,000 at each Board of Directors meeting attended. Additionally, the Chairman of the Audit Committee, the Compensation Committee, the Governance and Nominations Committee and the Research and Development Committee received $1,000 for each committee meeting attended and other members of the respective committees received $500 for each committee meeting attended.

Beginning in February 2008, each non-employee director is entitled to receive $4,000 at each Board of Directors meeting attended. Also, the Chairman of the Compensation Committee, the Governance and Nominations Committee and the Research and Development Committee receives $2,000 for each committee meeting attended and other members of the respective committees receive $1,000 for each committee meeting attended. The Chairman of the Audit Committee receives $3,000 for each committee meeting attended and the remaining members of the Audit Committee receive $1,000 for each committee meeting attended. The above amounts are reduced by one-half for Board of Directors or committee meetings that are attended by telephone.

Each non-employee director is automatically granted options to purchase 30,000 shares of common stock upon commencement of service as a director. Additionally, during the year ended December 31, 2007, each non-employee director was automatically granted options to purchase 25,000 shares of common stock on the date of the first meeting of the Board of Directors for the relative calendar year. Subsequent to December 31, 2007, these annual automatic grants to non-employee directors were increased to options to purchase 30,000 shares of common stock. These nonqualified options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and vest in equal increments of 33 1/3% on each anniversary date of the dates of grant, and are otherwise subject to the terms and provisions of the 2006 Stock Incentive Plan.

The above cash compensation and nonqualified option grant provisions do not apply to non-employee directors who serve on the Board of Directors to oversee an investment in the Company. Compensation for such non-employee directors, if appropriate, is determined separately. As of December 31, 2007, none of the Company’s directors served on the Board of Directors in such capacity.

Director Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the non-employee directors for the fiscal year ended December 31, 2007. Directors who are also employees of the Company did not receive any additional compensation for services as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Robert F. Allnutt	$18,000	$25,595		—	$43,595
John F. Benedik, CPA	$22,000	$23,722		—	$45,722
Charles J. Casamento	$16,750	$25,595		—	$42,345
Carl W. Cotman, Ph.D.	$17,500	$25,595		$23,000	$66,095
Peter F. Drake, Ph.D.	$20,000	$25,595		—	$45,595
M. Ross Johnson, Ph.D.	$17,500	$25,595		—	$43,095
Gary D. Tollefson, M.D., Ph.D.	$17,000	$82,450	(3)	$72,000	$171,450

(1)	Amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) and may include amounts from awards granted prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 1 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.

(2)	In accordance with Securities and Exchange Commission rules, “All Other Compensation” in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits was less than $10,000. The amounts reflected in this column represent fees paid to such directors in their capacities as consultants to the Company.

(3)	Includes amounts for options issued to Dr. Tollefson in his capacities as a director and a consultant to the Company.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2007 with management, including a discussion of the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also has discussed with Haskell & White LLP, the Company’s independent registered public accountants for the fiscal year ended December 31, 2007, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee), as amended. In addition, the Audit Committee has received the written disclosures and the letter from Haskell & White LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Haskell & White LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with the Company’s independent registered public accountants and the Company’s management, the Audit Committee recommended to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K.

Respectfully Submitted,

John F. Benedik, Chairman
Charles J. Casamento
Peter F. Drake

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report and the Report of the Audit Committee of the Board of Directors shall not be incorporated by reference into any such filings.

CERTAIN TRANSACTIONS

There were no disclosable transactions with related persons under Item 404 of Regulation S-K during the fiscal year ended December 31, 2007 or currently proposed.

Pursuant to the Company’s Audit Committee charter, the Company’s executive officers, directors, nominees for directors and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with the Company without the prior approval of its Audit Committee (or other independent committee of the Board of Directors in cases where it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest). Any request for the Company to enter into a transaction with an executive officer, director, nominee for director, principal stockholder or any of such persons’ immediate family members or affiliates must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. The Audit Committee shall only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, the Company’s best interests, as determined in good faith by the Audit Committee. The Audit Committee will then document its findings and conclusions in writing.

PRINCIPAL STOCKHOLDERS

The following table sets forth, to the knowledge of the Company, certain information regarding the beneficial ownership of the Company’s Common Stock as of March 31, 2008, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company’s directors and nominees, (iii) each of the named executive officers in the Summary Compensation Table and (iv) all of the Company’s executive officers and directors as a group. Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares of Common Stock indicated.

Directors, Officers and 5% Stockholders (1)	Shares Beneficially Owned (2)		Percent of Common Stock Beneficially Owned (2)
Robert F. Allnutt	236,501	(3)	*
John F. Benedik	28,334	(4)	*
Charles J. Casamento	200,710	(5)	*
James H. Coleman	876,661	(6)	1.8
Carl W. Cotman, Ph.D.	222,501	(7)	*
Peter F. Drake, Ph.D.	155,001	(8)	*
M. Ross Johnson, Ph.D.	205,001	(9)	*
Maria S. Messinger, CPA	457,488	(11)	*
Roger G. Stoll, Ph.D.	2,152,212	(12)	4.3
Gary D. Tollefson, M.D., Ph.D.	260,001	(13)	*
Pierre V. Trân, M.D., M.M.M.	310,207	(14)	*
Mark A. Varney, Ph.D.	680,001	(15)	1.4
All executive officers and directors as a group (13 persons)	6,128,385	(16)	11.6

*	Less than one percent

(1)	Except as otherwise indicated, the address of such beneficial owner is at the Company’s principal executive offices, 15231 Barranca Parkway, Irvine, California 92618.

(2)	Applicable percentage of ownership at March 31, 2008 is based upon 47,542,426 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares shown as beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 31, 2008 are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person or entity.

(3)	Includes 177,001 shares that may be purchased upon exercise of options within 60 days of March 31, 2008.

(4)	Consists of 28,334 shares that may be purchased upon exercise of options within 60 days of March 31, 2008.

(5)	Includes 185,710 shares that may be purchased upon exercise of options within 60 days of March 31, 2008.

(6)	Includes 676,264 shares that may be purchased upon exercise of options within 60 days of March 31, 2008. Beneficial ownership of these shares is shared and held by the James Henry and Nancy Irene Coleman III Revocable Trust.

(7)	Includes 151,001 shares that may be purchased upon exercise of options within 60 days of March 31, 2008.

(8)	Includes 105,001 shares that may be purchased upon exercise of options within 60 days of March 31, 2008.

(9)	Includes 175,001 shares that may be purchased upon exercise of options within 60 days of March 31, 2008.

(11)	Includes 427,488 shares that may be purchased upon exercise of options within 60 days of March 31, 2008.

(12)	Includes 2,072,212 shares that may be purchased upon exercise of options within 60 days of March 31, 2008.

(13)	Includes 2,000 shares held by Dr. Tollefson’s spouse and 230,001 shares that may be purchased upon exercise of options within 60 days of March 31, 2008.

(14)	Includes 280,207 shares that may be purchased upon exercise of options within 60 days of March 31, 2008.

(15)	Includes 650,001 shares that may be purchased upon exercise of options within 60 days of March 31, 2008.

(16)	Includes 5,488,638 shares that may be purchased upon exercise of options within 60 days of March 31, 2008.

The Company is not aware of any arrangements that may at a subsequent date result in a change of control of the Company.

PROPOSAL 2

AMENDMENT OF CERTIFICATE OF INCORPORATION TO

INCREASE AUTHORIZED COMMON STOCK

The Board of Directors has unanimously approved a proposed amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 75,000,000 to 105,000,000 and to increase the aggregate number of authorized shares of capital stock from 80,000,000 to 110,000,000, with no increase in the 5,000,000 authorized shares of Preferred Stock. If the amendment is approved by the stockholders, the text of paragraph (A)(1) of Article Fourth of the Company’s Restated Certificate of Incorporation will be amended and restated to read in its entirety as follows:

“FOURTH: (A)(1) - AUTHORIZED CAPITAL. The total number of shares of capital stock which the Company has the authority to issue is 110,000,000 consisting of 105,000,000 shares of Common Stock, $0.001 par value per share (the ‘Common Stock’), and 5,000,000 shares of Preferred Stock, $0.001 par value per share (the ‘Preferred Stock’).”

As more fully set forth below, the proposed amendment is intended to improve the Company’s flexibility in meeting its future needs for unreserved Common Stock. However, and while this is not the intent of the proposal, in addition to general corporate purposes, the proposed amendment can be used to make more difficult a change in control of the Company.

As of the close of business on December 31, 2007, the Company had 73,388,509 shares of Common Stock issued and reserved for issuance upon conversion of outstanding Series B Convertible Preferred Stock, under all warrant and option agreements, and for potential repayment of the Company’s advance from the Institute for the Study of Aging, calculated as follows:

Shares issued and outstanding	47,542,426
Shares issuable upon conversion of outstanding shares of Series B Convertible Preferred Stock	3,679
Shares reserved for issuance under issued and outstanding warrants	13,811,296
Shares reserved for issuance under issued and outstanding options	10,141,496
Shares reserved for issuance under stock option plans	1,819,419
Shares reserved for potential repayment to The Institute for the Study of Aging	70,193

73,388,509

After taking into consideration the above shares issued and reserved for issuance and assuming no increase in the number of authorized shares, the Company’ has only 1,611,491 unreserved shares of Common Stock available.

Reasons for the Amendment

From its inception, the Company generally has funded its operations through the issuance of Common Stock, securities convertible into its Common Stock, or through collaborative research and licensing agreements secured with larger pharmaceutical companies. It is the Company’s first priority to seek additional corporate alliances to assist in funding the advanced development of its AMPAKINE technology. However, the Company needs to further develop its lead drug candidate and to establish a platform with several additional potential drug candidates in order to enhance its chances for success for such alliances. Many of the past efforts to license the Company’s technology have involved early stage compounds that the Company was unable to fully develop itself because of inadequate funds. The ability to negotiate a financially strong agreement was undermined by the need to license early stage technology in order to continue the operations of the Company.

Further, the financial terms of corporate alliances are dependent upon the degree of clinical success with the Company’s lead drug candidate. The establishment of a platform of potential drug candidates for the Company was enhanced over the past two years with the filing of five new composition of matter patents for its AMPAKINE compounds. The Company believes that it has developed the basis for an increase in patent life for its AMPAKINE compounds through the identification of new chemical structural approaches and that it also has identified a number of compounds that can form the basis for future clinical progress. All of these activities may improve the Company’s ability to attract interest from other companies, but the Company must assure that it can remain financially viable while pursuing such options. Without the ability to secure financing through the issuance of its stock, the Company believes that its future progress would be severely jeopardized and result in adverse consequences for its shareholders.

Additionally, corporate partnerships often involve the possibility of an equity investment as part of a licensing arrangement. In order to strengthen the Company’s financial position and negotiate favorable agreements with other potential licensees, the Board of Directors strongly recommends that stockholders approve the proposal to increase the authorized number of shares of Common Stock.

The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is essential to facilitate the Company’s efforts to raise additional capital to fund its research and development of the AMPAKINE technology. Such shares could be used for either a private placement for increased funding or to help secure a licensing/development agreement with a larger pharmaceutical partner who may seek an equity arrangement as part of an agreement.

If the stockholders do not approve this proposal to increase the number of authorized shares, the Company will be severely limited in its ability to finance any further development of the AMPAKINE technology. Alternatively, the Company may be required to immediately hold a special stockholders meeting to seek approval to increase the authorized number of shares of Common Stock, which would cost the Company substantial additional expenditures, and may jeopardize any such transaction based on the resultant delays in obtaining such approval.

Moving forward, it is difficult for the Company to estimate its stock price and thus, the number of shares that may be issued to obtain any necessary funding, based on a number of uncertainties, which include, but are not limited to:

•

The uncertainty of future research and development costs associated with the Company’s technology due to the number of unknowns and uncertainties associated with preclinical and clinical trial development, including, but not limited to, the uncertainties relating to (i) future clinical trial results, (ii) the cost of future clinical and preclinical developments, (iii) delays in patient enrollment and unexpected preclinical toxicology findings, each of which may increase or decrease its future expenses;

•	The uncertainty of future partnering or licensing revenue, including potential equity investments into the Company, whereby the Company would possibly issue stock directly to a strategic partner; and

•	The uncertainty of the Company’s access to the capital markets and its cost of capital.

The increased number of authorized shares of Common Stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve and no further vote of stockholders of the Company will be required, except as provided under Delaware law or under the rules of any national securities exchange or market on which shares of Common Stock of the Company are at the time listed. The availability of additional shares for issuance, without the delay and expense of obtaining the approval of stockholders at a special meeting, will afford the Company greater flexibility in acting upon proposed transactions.

The Company currently has no plans to issue any additional shares of Common Stock other than the shares that previously have been reserved for issuance as described above.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that additional authorized shares are issued in the future, they would decrease the existing stockholder’s percentage equity ownership and, depending on the price at which they are issued, may be dilutive to existing stockholders. The additional shares of Common Stock for which authorization is sought would have identical rights, preferences and privileges to the shares of Common Stock of the Company authorized prior to approval of this proposal. Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof.

In February 2002, the Company adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of the Company’s Common Stock to stockholders of record on the close of business on February 15, 2002. One Right also attaches to each share of Common Stock subsequently issued by the Company. In general, the Rights become exercisable or transferable only upon the occurrence of certain events related to changes in ownership of the Common Stock and would have the effect of substantially diluting the equity interest in the Company to a person’s or group’s ownership interest in the Common Stock that attempts to acquire the Company on terms not approved by the Company’s Board of Directors.

The increase in the authorized Common Stock may facilitate certain other anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. For example, the Board of Directors could cause additional shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. Additionally, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through an acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of such shares could dilute the Common Stock ownership of such person or entity. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving the Company. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company, and this proposal is not being made in response to any such attempts.

The Restated Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of Preferred Stock, of which 514,500 shares remain undesignated as of December 31, 2007. In 2002, the Board of Directors designated 35,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock in connection with its adoption of the Shareholders Rights Plan (discussed above). The Board of Directors, within the limitations and restrictions contained in the Restated Certificate of Incorporation, applicable law and stock exchange regulations, and without further action by the Company’s stockholders, has the authority to issue the remaining undesignated Preferred Stock with rights that could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company.

The Company is also governed by Section 203 of the Delaware General Corporation Law (the “Delaware anti-takeover law”), which provides that certain “business combinations” between a Delaware corporation whose stock is generally traded or held of record by more than 2,000 stockholders, such as the Company, and an “interested stockholder” (generally defined as a stockholder who beneficially owns 15% or more of a Delaware corporation’s voting stock) are prohibited for a three-year period following the date that such stockholder became an “interested stockholder,” unless certain exceptions apply. The term “business combination” is defined generally to include, among other transactions, mergers, tender offers and transactions which increase an “interested stockholder’s” percentage ownership of stock in a Delaware corporation.

While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not proposed for such reason or prompted by any specific effort or takeover threat currently perceived by the Board of Directors. Moreover, the Board of Directors does not currently intend to propose additional anti-takeover measures in the foreseeable future.

Vote Required; Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required to authorize the proposed increase in the authorized number of shares of Common Stock. Both abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against this proposal 2.

The Board of Directors unanimously recommends that you vote FOR the proposal to amend the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 75,000,000 to 105,000,000. Proxies solicited by management for which no specific direction is included will be voted FOR the proposal unless a vote against the proposal or abstention is specifically indicated.

Board of Directors’ Reservation of Rights

The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate in order to carry out the purposes and intentions of this proposal 2, including, without limitation, editorial modifications or any other change to the proposed amendment to the Restated Certificate of Incorporation which the Board of Directors may adopt without stockholder vote in accordance with Delaware General Corporation Law.

No Dissenters’ Rights

Under Delaware law, stockholders are not entitled to dissenters’ rights of appraisal with respect to this proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Haskell & White LLP, independent registered public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2008. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal. If this proposal is not approved, the Audit Committee shall reconsider its selection and submit its recommendation to the Board of Directors.

A representative of Haskell & White LLP is expected to be present at the meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so.

The Company’s Board of Directors recommends that you vote FOR the ratification of Haskell & White LLP as its independent registered public accountants for the fiscal year ending December 31, 2008. Proxies solicited by management for which no specific direction is included will be voted FOR the ratification of Haskell & White LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2008.

Audit Fees

The aggregate fees of Haskell & White LLP, the Company’s independent registered public accountants, for audit services totaled approximately $310,000 and $304,500 for the fiscal years ended December 31, 2007 and 2006, respectively, including fees associated with the reviews of the Company’s quarterly reports on Form 10-Q and the annual audit, including procedures related to the Company’s assessment of its system of internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The aggregate fees of Haskell & White LLP for audit-related fees totaled approximately $51,000 and $13,200, respectively for the fiscal years ended December 31, 2007 and 2006, and included services related to the Company’s registration statements filed on Forms S-3 and S-8.

Fees of Haskell & White LLP for tax services, including tax compliance, tax advice and tax planning totaled approximately $9,300 and $9,800 for the fiscal years ended December 31, 2007 and 2006, respectively.

All Other Fees

There were no other fees for services provided by Haskell & White LLP for the fiscal years ended December 31, 2007 or 2006.

All of the services described under headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee.

The Audit Committee has determined that the provision of services, in addition to audit services, rendered by Haskell & White LLP and the fees paid therefor for the fiscal years ended December 31, 2007 and 2006 were compatible with maintaining Haskell & White LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of Independent Registered Public Accountants.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent registered public accountant provides the Audit Committee with an audit plan including proposed fees in advance of the annual audit. The Audit Committee approves the plan and fees for the audit.

For non-audit services, the Company’s senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage the independent registered public accountants to provide during the fiscal year. The Company’s senior management and the independent registered public accountants will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at the 2009 Annual Meeting of Stockholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s offices, 15231 Barranca Parkway, Irvine, California 92618, addressed to the Secretary, no later than December 10, 2008 in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

Additionally, under Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended, if a stockholder fails to notify the Company of a proposal at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2009 Annual Meeting of Stockholders, a stockholder proposal not previously submitted for the Company’s proxy statement may be submitted until February 23, 2009; thereafter, the Company will use its voting authority as described above.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all of the Company’s officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements with the exception of Dr. Pierre V. Trân, the Company’s Chief Medical Officer and Vice President of Clinical Development, a director, who filed a Form 4 on December 14, 2007 to report an earlier purchase of shares of the Company’s Common Stock.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

THE COMPANY WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY (WITHOUT EXHIBITS) OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007. REQUESTS SHOULD BE MAILED TO THE SECRETARY, CORTEX PHARMACEUTICALS, INC., 15231 BARRANCA PARKWAY, IRVINE, CALIFORNIA 92618.

By Order of the Board of Directors

Maria S. Messinger, CPA
Secretary

April 9, 2008

CORTEX PHARMACEUTICALS, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

Roger G. Stoll, Ph.D., with full power of substitution, is hereby appointed proxy to vote the stock of the undersigned in Cortex Pharmaceuticals, Inc. at the Annual Meeting of Stockholders on May 14, 2008, and at any postponement and adjournment thereof, to be held at the Fairmont Newport Beach Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, at 10:30 a.m. Pacific Daylight Time.

Management recommends that you vote FOR Proposals 1, 2 and 3.

1.	PROPOSAL 1 ELECTION OF DIRECTORS.

☐ FOR all Nominees listed below	☐ WITHHOLD AUTHORITY to

(except as indicated to the	vote for all Nominees
contrary below)	listed below

Robert F. Allnutt, John F. Benedik, Charles J. Casamento, Carl W. Cotman, Ph.D., Peter F. Drake, Ph.D., M. Ross Johnson, Ph.D. , Roger G. Stoll, Ph.D., Gary D. Tollefson, M.D., Ph.D. and Mark A. Varney, Ph.D.

_____________________________________________________________________________________________

INSTRUCTION: To withhold authority to vote for any individual Nominee, write that Nominee’s name in the space provided below.

2.	PROPOSAL 2 APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK FROM 75,000,000 TO 105,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF HASKELL & WHITE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.

[Front of Proxy Card]

THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NINE DIRECTOR NOMINEES LISTED ABOVE, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

Please sign exactly as name appears hereon.

Date: , 2008

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE IMMEDIATELY DATE, SIGN AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS IMPORTANT MATTER.

[Back of Proxy Card]